CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134368 and 333-83636 on Form S-8 of Ophthalmic Imaging Systems and subsidiaries (the "Company") of our report dated March 24, 2010, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

Perry-Smith LLP

Sacramento, California
March 24, 2010